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                                                                    EXHIBIT 99.1
                              CMI INDUSTRIES, INC.
                   RECEIVES REQUISITE CONSENTS IN TENDER OFFER
                          AND CONSENT SOLICITATION FOR
                    9 1/2% SENIOR SUBORDINATED NOTES DUE 2003



         COLUMBIA, SC, June 12, 1998 -- CMI Industries, Inc. ("CMI") today announced that consents from holders of more than 50% in principal amount of the 9 1/2% Senior Subordinated Notes due 2003 (the "Notes") issued by CMI to certain amendments to the Indenture relating to such Notes, were received and not revoked on or before June 12, 1998. Consents to these amendments were solicited by CMI pursuant to an Offer to Purchase and Consent Solicitation dated June 1, 1998.

         As a result, the Consent Date (as defined in the Offer to Purchase and Consent Solicitation) with respect to the Notes will be 12:00 midnight, New York City time, on June 15, 1998. Holders of Notes who wish to receive the Consent Payment of $10.00 per $1,000 in Note principal upon consummation of the tender offer must tender their Notes and related Consents to The Chase Manhattan Bank, as Depositary, at or prior to 12:00 midnight, New York City time, on June 15, 1998.

         The tender offer will expire at midnight, New York City time, on June 26, 1998, unless extended.

         Nationsbanc Montgomery Securities, LLC is the Dealer Manager for the tender offer and the consent solicitation.

         CMI Industries, Inc., headquartered in Columbia, South Carolina, is one of the leading manufacturers and marketers of lightweight greige (unfinished) fabrics in the United States, and holds market leading positions in certain segments of the elastic fabrics and upholstery fabrics market.


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